Exhibit 10.18

AMENDMENT

TO THE

BYLAWS

OF

SERENA SOFTWARE, INC.

Effective July 28, 2003

Vita Strimaitis, Corporate Secretary of SERENA Software, Inc., hereby certifies that Section 3.2 of the Company’s Bylaws were amended by resolution of the Board of Directors as follows:

Original Section 3.2:

The authorized number of directors of the Corporation shall be five (5). No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Amended Section 3.2:

The authorized number of directors shall be determined from time to time by resolution of the Board, provided the Board shall consist of at least one member. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

This amendment is effective July 28, 2003.

Vita Strimaitis

Corporate Secretary